EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 7/31/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
7/18/2025	Sell	200	9.82
7/21/2025	Sell	28,344	9.80
7/22/2025	Sell	24,201	9.83
7/23/2025	Sell	20,461	9.82
7/24/2025	Sell	13,600	9.80
7/25/2025	Sell	2,800	9.81
7/28/2025	Sell	100	9.80
7/29/2025	Sell	2,125	9.83
7/31/2025	Sell	52,096	9.80